UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) July 26, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, LA 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

The information described in Item 5.02(e) below is incorporated herein in its entirety by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Effective July 26, 2007, Mr. Richard Smith, President and Chief Operating Officer, and the Company agreed to rescind his previously disclosed retention agreement with the Company. Effective upon the rescission of the agreement and his execution of a participant application, Mr. Smith will be reinstated in one of the Company's two System Executive Continuity Plans (the "SECPs"), which entitle executive officers of the Company to certain benefits if their employment is terminated other than for "cause" or if they terminate their employment for "good reason," in each case within a "change in control period" (defined as the period commencing 90 days prior and ending 24 months following a change in control). Mr. Smith's retention agreement provided for benefits upon a change in control instead of the benefits provided under the SECPs. Reinstatement in the SECPs will align Mr. Smith's change of control arrangements with those of the Company's other executive officers. Mr. Smith has voluntarily elected to limit his cash payment under the SECPs to the 2.99 cap, which is lower than the cash payment level he is entitled to under the SECPs, since his original participation occurred prior to March 2004 when the 2.99 cap was implemented. For additional information regarding these benefits, see "Potential Payments upon Termination or Change in Control - Termination Related to a Change in Control" in the Company's proxy statement for its 2007 annual meeting filed with the Securities Exchange Commission on March 19, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
By: /s/ Robert D. Sloan
Robert D. Sloan Executive Vice President and General Counsel

Dated: July 30, 2007